Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2022 relating to the financial statements of IsoPlexis Corporation, appearing in the Annual Report on Form 10-K of IsoPlexis Corporation for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
April 7, 2022